EXHIBIT 23(b)


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated March 27, 2003 relating to the financial statements of Regan Holding Corp., which is incorporated by reference in such Registration Statement, and our report dated March 27, 2003 relating to the financial statement schedules, which reports appear in Regan Holding Corp.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


San Francisco, CA
October 10, 2003